                                                                   EXHIBIT 10.26

                            JDA SOFTWARE GROUP, INC.
                             14400 NORTH 87TH STREET
                            SCOTTSDALE, ARIZONA 85260

Confidential
Via E-Mail

June 16, 2004

Mr. Ray Rike
511A Simonds Loop
San Francisco, CA 94129

Dear Ray:

We are pleased to offer you employment with JDA Software, Inc. (the "Company"), contingent on closing of the acquisition of QRS Corporation ("QRS") by the Company, pursuant to which QRS will merge into and become a wholly-owned subsidiary of the Company (the "Merger"). We anticipate that the Merger Agreement between JDA and QRS will be signed on Wednesday, June 16, 2004 and that the Merger will close and be final late in the third quarter or the fourth quarter of 2004.

Your new position will be Senior Vice President of Collaborative Solutions, a member of the JDA executive team and you will report to Hamish Brewer. Your initial responsibilities will be as follows:

      - Defining and executing the corporate strategy for growing JDA's collaborative solutions business

      - Defining and supporting the acquisition strategy for JDA's collaborative solutions business

      - Defining and rolling out sales programs through the regions for JDA's collaborative solutions business

      - Defining and executing marketing programs through JDA's marketing organization for JDA's collaborative solutions business

      - You may be required to manage a sales force for some or all of JDA's collaborative solutions business

      - Defining product direction and strategy along with JDA product management for JDA's collaborative solutions business

The salary for your position is $250,000 per year. JDA will credit your past service with QRS, for all purposes. You will be eligible to participate in the JDA Bonus Program effective at the beginning of the 4th quarter of 2004. I will guarantee the bonus payments during the first six months at a minimum of 100%. Your annual on-target variable income will be $250,000.

With a view to a longer term relationship, you will receive 100,000 JDA options on joining JDA which will vest over a three year period with the first third vesting after 12 months. The typical run rate for a senior vice president at JDA has historically been around 50,000 options per annum and you would be treated in a similar manner to other SVP's on a forward going basis. The JDA option plan may be replaced next year by another form of equity compensation plan for JDA executives. If so, you will be offered the same kind of conditions related to this change as other JDA executives.

In addition, immediately prior to the effective time of the Merger, you will be entitled to receive from JDA, in lieu of any severance or COBRA payment due to you pursuant to Section 1 under the heading "Change of Control Benefits" in certain Letter Agreement dated May 1, 2003 by and between you and QRS (the "Letter Agreement"), an amount equal to your target total annual compensation with QRS at the level in effect at the closing of the Merger. You agree that amount is $500,000 (the "Severance Amount").

In the event that your employment is terminated by JDA during the 12-month period following the commencement of your employment with the JDA for any reason other than for cause, you shall be entitled to receive severance in the amount of six months base salary and bonus, provided that you sign a mutually agreeable release of claims agreement.

Please refer to the enclosed Benefit Summary for details on benefit related programs offered by JDA. If you have specific benefits questions, Margie Jones, our Benefits Manager is available by calling 1-800-438-5301.

By accepting this offer of employment you waive and release JDA, QRS and their respective affiliates, directors and officers from any claim of liability for severance benefits for your employment with QRS and/or any of its affiliates.

Although we hope that you will want to build a career with JDA, your employment with JDA is "at will," which means that you can leave JDA at any time you choose to do so. Likewise, JDA can terminate your employment at any time, with or without cause, if and when it chooses to do so. The provisions of this agreement regarding "at will" employment may only be modified by a document signed by you and the Chief Executive Officer of JDA.

This letter and the confidentiality agreement are intended to set out the terms and conditions of your employment with the Company upon the closing of the Merger. Your execution of this offer letter is a condition to the signing of the Merger Agreement; therefore, we must have your acceptance of this contingent offer of employment as soon as possible and no later than 10 PM MST, JUNE 16TH, 2004. Please sign this letter and the enclosed confidentiality agreement, then return it to Margaret O'Shea. The acceptance of employment must be faxed to 480-308-4265 no later than 10 p.m. MST on June 16, 2004.

Furthermore, by signing this letter, you also agree to terminate the Letter Agreement subject to, conditioned upon and effective as of the effective time of the Merger.

We look forward to having you as part of JDA Software, Inc., welcome!

Yours truly,                                    Accepted:

/s/ Mary E. Sculley

Mary E. Sculley                                    /s/ Ray Rike
Vice President, Human Resources                 _____________________________
                                                        Ray Rike

                                                     June 16, 2004
                                                _____________________________
                                                Date

Pursuant to the terms and conditions of the Letter Agreement, the undersigned, on behalf of QRS Corporation, (i) hereby agrees and consents to the termination of the Letter Agreement subject to, conditioned upon and effective as of the effective time of the Merger; and (ii) agrees to cause payment of the Severance Payment by QRS immediately prior to the effective time of the Merger.

QRS Corporation

By:   /s/ Elizabeth A. Fetter
    ______________________________
    Elizabeth A. Fetter
    President and Chief Executive Officer

Date:  June 16, 2004
     ____________________________

cc: QRS Vice President, Human Resources

                            JDA SOFTWARE GROUP, INC.
                             14400 NORTH 87TH STREET
                            SCOTTSDALE, ARIZONA 85260

Confidential
Via E-Mail

June 16, 2004

Mr. Ray Rike
511A Simonds Loop
San Francisco, CA 94129

Dear Ray:

This letter agreement ("Agreement") sets forth and confirms certain understandings between you and JDA Software Group, Inc., a Delaware corporation and its current and future affiliates (collectively, "JDA"), and third parties who have provided confidential information to JDA ("Third-Party Beneficiaries") with respect to your employment with JDA and your responsibilities and obligations to JDA. Your signature of this Agreement is a condition of your employment with JDA.

JDA's disclosure of confidential information to you is conditioned upon and in consideration for your entering into this Agreement. This Agreement is intended to protect important interests of JDA and the Third-Party Beneficiaries, particularly their interests in valuable technology, customers, personnel, business interests and confidential information that JDA has acquired or obtained access to over the years.

You agree to devote your full time attention and efforts to the performance of your duties as JDA may establish from time to time. In all aspects of your employment with JDA, you shall act in the utmost good faith, deal fairly with JDA, and fully disclose to JDA all information that JDA might reasonably consider to be important or relevant to JDA's business. While employed at JDA, you shall not establish, operate, participate in, advise, or assist to establish in any manner whatsoever any business that JDA in its sole and reasonable discretion determines would be in competition with JDA's business, and you shall not take any preliminary or preparatory steps toward establishing or operating such business or developing a data base, including soliciting customers, suppliers or employees of JDA with respect to such business prospects. You must not divert from JDA any business opportunity in which JDA may or could be interested and you must immediately notify JDA if you become aware of any potential JDA business opportunity.

You could cause irreparable harm to JDA that could not be adequately compensated by money damages if you solicited the business of JDA's clients, or induced employees of JDA to work for you or for a Competitor of JDA. A "Competitor" is an entity that markets services or software that compete with one or more JDA service offering or software product. Therefore, during your employment and for a period of 1 year thereafter, you must not directly or indirectly: (1) solicit for employment or hire any employee of JDA or anyone who was an employee of JDA at any time during the preceding six (6) months; or (2) cause or encourage any other party to do so. Additionally, you must not directly or indirectly interfere with or act in a manner detrimental to the business and affairs of JDA. You must not make any written or oral statement about JDA, its employees, customers, suppliers or agents that is (i) untrue, derogatory or defamatory, or
(ii) designed to embarrass or criticize any of the foregoing.

During your employment, you will obtain access to information regarding the business of JDA and which is confidential to JDA or Third-Party Beneficiaries ("Confidential Information"). "Confidential Information" includes but is not limited to:

      (1) Application, data base, and other computer software developed or acquired by JDA, whether now or existing in the future, and all modifications, enhancements and versions of the software and all options available with respect to the software, and all future products developed or derived from the software;

      (2) Source and object codes, flowcharts, algorithms, coding sheets, routines, sub-routines, design concepts and related documentation and manuals;

      (3) Marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials and information relating to JDA's business and activities and the manner in which JDA does business;

      (4) Discoveries, concepts and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, computer-related equipment or technology, techniques, "know-how", designs, drawings and specifications;

      (5) Organizational charts, internal telephone lists and employee directories, salary information, benefits, and other personnel information that is not publicly available;

      (6) Any other materials or information related to the business or activities of JDA that are not generally known to others engaged in similar businesses or activities;

      (7) All ideas which are derived from or relate to your access to or knowledge of any of the above enumerated materials and information; and

      (8) Any materials or information related to the business or activities of the Third-Party Beneficiaries that are received by JDA in confidence or subject to nondisclosure or similar covenants, including without limitation, confidential proprietary business records, financial information, trade secrets, strategies, methods and practices of licensees of JDA software.

Confidential Information does not include inventions or other confidential information, if any, listed on Exhibit B of this Agreement.

Maintaining the confidentiality of the Confidential Information is of utmost importance to JDA. Accordingly, you agree that, except in the performance of your duties as an employee of JDA, from and after the date of this Agreement (including after the termination of your relationship with JDA, for whatever reason), you will not disclose to any person, association, firm, corporation or other entity in any manner, directly or indirectly, any of the Confidential Information (in whatever form), received, acquired, or developed by you through your association with JDA, or use, or permit any person, association, corporation or other entity to use, in any manner, directly or indirectly, any such Confidential Information.

You acknowledge that any computer programs, documentation or other copyrightable works created in whole or in part by you during your employment with JDA are "works made for hire" under the United States Copyright Act, 17 U.S.C. Section 101, and become part of the Confidential Information.

Confidential Information that you make, conceive, discover or develop, whether alone or jointly with others, at any time during your employment with JDA, whether at the request or upon the suggestion of JDA or otherwise, are the sole and exclusive property of JDA; if such items relate to or are useful in connection with any business now or hereafter carried on or contemplated by JDA, including developments or expansions of JDA's present field of operations. You must promptly disclose to JDA all Confidential Information made, conceived, discovered, or developed in whole or in part by you for JDA during your employment with JDA and to assign to JDA any right, title or interest you may have in such Confidential Information. You agree to execute any instruments and to do all other things reasonably requested by JDA (both during and after your employment with JDA) in order to vest more fully in JDA all ownership rights in those items hereby transferred by you to JDA. If any one or more of such items are protectible by copyright, and are deemed in any way to fall within the definition of "work made for hire", as that term is defined in 17 U.S.C. Section 101, such works shall be considered "works made for hire", the copyright of which shall be owned solely, completely and exclusively by JDA. If any one or more of the items are protectible by copyright and are not considered to be included in the categories of works covered by the "work made for hire" definition contained in 17 U.S.C. Section 101, such works shall be deemed to be assigned and transferred completely and exclusively to JDA by virtue of your execution forth on Exhibit A of this Agreement) and 765 ILCS 1060/2, this provision does not apply to inventions that you developed entirely on your own time without using JDA's equipment, supplies, facilities, or trade secret information.

You agree to maintain the confidentiality of the Confidential Information during your employment and perpetually after the date of your termination. This Confidentiality Agreement shall be binding upon you and JDA, and its successors and assigns and shall inure to the benefit of JDA and the Third-Party Beneficiaries. JDA's failure to require performance of your obligations under this Agreement does not affect the right of JDA to enforce any provisions of this Agreement at a subsequent time, and does not constitute a waiver of any rights arising out of any subsequent or prior breach.

You agree that the restrictions of this Agreement are enforceable whether you resign from employment, or your employment is terminated by JDA with or without cause, with or without notice. Upon voluntary or involuntary termination of your employment with JDA, you agree to sign an acknowledgement that the obligations set forth herein pertaining to Confidential Information shall continue beyond the last day of your employment at JDA. This Agreement (a) may not be modified orally, but only by written agreement signed by you and JDA's President; (b) contains the entire understanding between you and JDA with respect to this subject matter, and (c) supersedes any prior agreements on this subject. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement.

Nothing in this Agreement should be construed as a guarantee that your employment will continue for any specific period of time. This Agreement does not create or imply a contract of employment or constitute a promise of employment or continued employment. Your employment with JDA remains "at-will" unless you and JDA have signed a separate contract of employment expressly and explicitly modifying your status as an at-will employee.

You agree that the provisions in this Agreement are necessary and reasonable to protect JDA's legitimate business interests. The provisions of this Agreement are distinct and severable, and if any provision of this Agreement is invalid or unenforceable, the invalidity and unenforceability of such provision shall not affect the other provisions of this Agreement and all other provisions shall remain in full force and effect. Additionally, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable and shall not effect the remainder of the Agreement. Any court interpreting this Agreement may modify this Agreement to the extent necessary to consider it reasonable and enforceable. It is expressly agreed that the exercise of any claim or cause of action you may have against JDA, whether or not based on this Agreement, is not a defense to the enforcement of this Agreement.

You represent that the performance of your duties as an employee of JDA will not breach any Agreement or other obligation that you may have with a former employer or any other party. You must not use or disclose your own or any other party's confidential or proprietary documents, materials, or information to JDA or any third party in the course of performing your duties as an employee of JDA, unless the owner of the information has authorized the use or disclosure.

When your relationship with JDA ends (regardless of the reason), and earlier if JDA requests, you must return to JDA all materials, correspondence, documents and other writings, computer programs and printouts, and other information in written, graphic, magnetic, optical, computerized or other form, which relate to or reflect any Confidential Information, or the business of JDA, and you must not retain any copies thereof, regardless of where or by whom such materials and information were kept or prepared.

This Agreement shall be governed by and construed in accordance with the laws of Arizona. Any suit, legal action or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts located in the State of Arizona. You agree to submit to personal jurisdiction in the foregoing courts and to venue in those courts. You further agree to waive all legal challenges and defenses to the propriety of a forum in Arizona, and to the application of Arizona law therein.

By signing below, you acknowledge that you understand and agree to the terms contained in this Agreement, and that you are freely and voluntarily entering into this Agreement.

ACCEPTED AND AGREED:

/s/ Ray Rike
_________________________
Ray Rike

June 16, 2004
_________________________
Date

                                    EXHIBIT A

2870. APPLICATION OF PROVISION PROVIDING THAT EMPLOYEE SHALL ASSIGN OR OFFER TO ASSIGN RIGHTS IN INVENTION TO EMPLOYER.

      (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities or trade secret information except for those inventions that either:

            (1) Relate at the time of conception or reduction to practice of the invention to the employer's business or actual or demonstrably anticipated research or development of the employer.

            (2) Result from any work performed by the employee for the employer.

      (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

                                    EXHIBIT B

JDA Software Group, Inc.
14400 North 87th Street
Scottsdale, Arizona 85260-3649

Dear Sir or Madam:

      1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by JDA Software Group, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company, that I desire to remove from the operation of the Company's Proprietary Information and Inventions Agreement.

    X
__________  No inventions or improvements.

__________  See below:


__________  Additional sheets attached.

      2. I propose to bring to the Company, as part of my employment, the following materials and documents of a former employer:

    X
__________  No materials or documents.

__________  See below:



                                                 /s/ Ray Rike
                                                 _____________________________
                                                 Ray Rike

                                                 June 16, 2004
                                                 _____________________________
                                                 Date

                            JDA SOFTWARE GROUP, INC.
                             14400 NORTH 87TH STREET
                            SCOTTSDALE, ARIZONA 85260

Confidential
Via E-Mail

July 13, 2004

Mr. Ray Rike
511A Simonds Loop
San Francisco, CA 94129

Re: Amendment to Offer Letter dated June 16, 2004

Dear Ray:

In your offer letter dated June 16, 2004 (the "Existing Offer Letter") from JDA Software Group, Inc. ("JDA"), you accepted the position of Senior Vice President of Collaborative Solutions at JDA contingent on the merger of QRS Corporation ("QRS") with and into a wholly-owned subsidiary of JDA. Capitalized terms not otherwise defined in this letter have the meaning assigned to them in the Existing Offer Letter.

It has come to our attention that there was an unintended mistake in the fifth full paragraph of the Existing Offer Letter which states that JDA, rather than QRS, would be paying the Severance Amount ($500,000) owed to you from QRS. We believe that it has been contemplated by JDA and QRS that QRS would bear the expense of the Severance Amount. Accordingly, in order to properly reflect the intent of the parties and correct the inconsistency in the Existing Offer Letter, with the following amendment, we agree to amend and restate the entire fifth full paragraph of the Existing Offer Letter with:

      "In addition, immediately prior to the effective time of the Merger, you will be entitled to receive from QRS, in lieu of any severance or COBRA payment due to you pursuant to Section 1 under the heading "Change of Control Benefits" in certain Letter Agreement dated May 1, 2003 by and between you and QRS (the "Letter Agreement"), an amount equal to your target total annual compensation with QRS at the level in effect at the closing of the Merger. You agree that amount is $500,000 (the "Severance Amount")."

If you acknowledge and agree to this amendment to the Existing Offer Letter, please execute and date this letter in the space set forth below and return it to Margaret O'Shea of JDA by fax at 480-308-4265 as soon as possible but not later than 12 PM CST on July 16, 2004. Your original executed signature page should follow by mail to Margaret's attention at the mailing address in the letterhead above. Except as expressly amended as provided in this letter, the Existing Offer Letter shall remain unmodified and in full force and effect.

Again, we look forward to having you as part of JDA Software Group, Inc.

Yours truly,                                    ACCEPTED:

/s/ Mary E. Sculley
                                                /s/ Ray Rike
Mary E. Sculley                                 _______________________________
Vice President, Human Resources                 Ray Rike
                                                    July 21, 2004
                                                _______________________________
                                                Date

AMENDMENT AGREED AND ACKNOWLEDGED:

QRS Corporation

By: /s/ Elizabeth A. Fetter
    ____________________________
    Elizabeth A. Fetter
    President and Chief Executive Officer

Date:   July 21, 2004
      __________________________

cc: QRS Vice President, Human Resources